Exhibit 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2008 Conference Call
May 1, 2008
10 am Central
Introductory Comments – Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the first quarter of 2008. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on April 30, 2008, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction – Monty Bennett
Good morning and thank you for joining us.
The U.S. economic slowdown presents challenges for the lodging industry. Despite this environment, we reported a Pro Forma RevPAR increase of 2.6% for the hotels not under renovation and an 80 basis point improvement in operating margin. Our RevPAR yield index for the quarter increased from 115.2% to 120.0% for the hotels not under renovation and from 115.5% to 118.8% for all hotels. AFFO per diluted share for the quarter was 29 cents. CAD per diluted share was 22 cents, which resulted in a dividend coverage ratio of 105% and an AFFO dividend coverage ratio of 136% for the quarter.

Based upon the seasonality of our portfolio, the first quarter is typically weaker in terms of operating performance. Overall, ADR improved 3.3% and occupancy declined 168 basis points. As we noted last quarter, in a slower economy, we would expect occupancy to decline but that we should maintain pricing power due to our concentration in urban and larger hotels. The contribution from our select service portfolio of hotels, comprising about 1/3 of our EBITDA along with our mezzanine loan portfolio should add stability in a softening market.
As a company, we continue to focus on two main strategies. The first is a balance sheet or capital based strategy. The second is an operating cash flow strategy. Our capital strategy seeks to lower our net debt to gross assets ratio by year end to 60% or less. Currently it is 61.5%. It also seeks to raise capital through Joint Ventures and direct hotel asset sales. Our capital strategy seeks to deploy capital into mezzanine loans, share buybacks, ROI projects, and debt paydown.
Our Operating Cash Flow Strategy seeks to increase our dividend coverage by swapping our fixed rate debt to floating rate and by implementing cost containment contingency plans at our hotels including locking in a two year insurance program, appealing all property tax assessments, and locking in energy contracts where possible. You will find that almost all of our activity focuses on moving forward with these two strategies. Doug and Kimo will provide more details regarding our progress on these.
As we discussed last quarter, our $190 million capital investment plan for the portfolio remains heavily weighted to the second half of the year and will roll over into 2009. Of this amount, $80 million constitutes what we are obligated to spend or is underway, $60 million can be deferred and $50 million would be for ROI projects. We have spent $32.6 million in capex so far in 2008, much of which is related to the conversion of the former Sea Turtle Inn that is anticipated to be complete in early May. As a major repositioning, the Sea Turtle Inn, which will be renamed “One Ocean” shortly, has had a downward impact on our overall results. After the second quarter, we expect this difference to moderate and then start to move in our favor as the property ramps up.
We remain confident in our ability to respond to market conditions and to be opportunistic. As tough as the environment has become, we believe we are positioned to outperform the industry over the long term.
To speak in greater detail about our 1st quarter results, I’d now like to turn the call over to David Kimichik to take you through the numbers.
Financial Review – David Kimichik
Good Morning.
For the first quarter we reported a net loss to common shareholders of $833,000, EBITDA of $93,596,000 and AFFO of $39,860,000 or 29 cents per diluted share.
At quarter end, Ashford had total assets of $4.4 billion including $141 million of cash. We had $2.7 billion of mortgage debt with a blended average interest rate of 5.2%, leaving net debt to total gross assets at 61.5%. Following the $1.8 billion interest rate swap, 89% of our debt is now floating.
The Other Income line below Operating Income on the face of our P&L will reflect the amount of interest savings we realize each quarter from the swap. For the nineteen day period the swap was in effect during the first quarter we realized $296,000 of interest savings. Since the length of the swap does not match the term of the swapped fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter. These are non cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO and CAD.
During the first quarter the company sold 3 assets for a total of $81 million in proceeds. At quarter end, our portfolio consisted of 109 hotels in continuing operations containing 25,165 rooms plus one hotel listed as held for sale.
At quarter end we owned a position in 11 mezzanine loans with total principal outstanding of $136 million with an average annual un-leveraged yield of 12.4%. Two of the mezz investments are held in a joint venture with Prudential and are recorded in the unconsolidated joint venture line on our financials.
For the quarter, proforma RevPAR for all hotels was up 0.8% as compared to first quarter ’07. For the hotels not under renovation, which is all but 13 hotels, the proforma RevPAR was up 2.6%, driven by a 3% increase in ADR and a 26-basis point decrease in occupancy.
Proforma hotel operating profit for the entire portfolio was up by $392,000 or 0.4% for the quarter. For the 96 hotels not under renovation, proforma hotel operating profit increased 6.5%. Our proforma hotel operating profit margin improved 80 basis points for the hotels not under renovation and decreased 37 basis points for all hotels.
Another strategic decision we made during the first quarter to enhance our dividend coverage was the execution of our debt swap. We based this decision on the high historical correlation of RevPAR and interest rates. This transaction swapped $1.8 billion of our existing fixed-rate debt for floating-rate debt. The day we executed this swap the favorable interest rate difference on the $1.8 billion of debt was 34 basis points. For every 25 basis point drop in LIBOR from the date of execution we would realize additional annual interest expense savings of approximately $4.5 million based solely on the swap.
At the time of the swap, our interest rate on this debt was 5.84%. Our effective floating rate for the swapped $1.8 billion is now based upon a spread of 264 basis points above Libor. If the forward Libor yield curve held true for the next 12 months, that would equate to an approximate $8.8 million in annual interest savings.
We ended the quarter with 119.7 million common shares outstanding, 7.4 million Series B convertible preferred shares outstanding and 14.4 million OP units issued for a total share count of 141.5 million. During the quarter we purchased, in the open market, 700,800 shares of our common stock at an average price of $6.54. We have completed a total of $23 million in buybacks since inception and have approximately $27 million left under our current share buyback authorization.
For the first quarter, we reported CAD of $30,608,000 or 22 cents per diluted share and announced and paid a dividend of 21 cents per share.
I’d now like to turn it over to Doug to discuss our capital allocation strategies.
Investment Highlights – Douglas Kessler
Thanks, David.
We continued to execute our capital allocation strategy during the first quarter. We recycled capital through asset sales, generated internal growth, reinvested in mezzanine loans, and repurchased shares.
We sold two hotels during the quarter for total proceeds of $77 million. The JW Marriott New Orleans was sold for $67.5 million and the Sheraton Iowa City sold for $9.5 million. We also completed the sale of the vacant Ft. Worth office tower for an additional $4.1 million.
During the quarter, we placed the Hyatt Dulles Airport under contract for $78 million. We acquired the Hyatt Dulles asset in October 2005 for $72.5 million. The $78 million sale, which is expected to close in June, represents a purchase price of $247,000 per key and a TTM NOI cap rate of 7.2%. This hotel was included in the $2 billion of assets we listed on the market earlier this year, and we are very pleased with the cap rate as well as the profit we should realize.
As we indicated before, we don’t anticipate selling the total $2 billion of assets we put on the market. Our targeted level is closer to $600 million. Additional contract negotiations are underway and offers are being reviewed, but none are at a stage where we can comment. Virtually any type of transaction whether debt or equity is taking longer to complete and bid/ask spreads between buyers and sellers have widened.
With our recycled capital we have several accretive investment opportunities. Our mezzanine lending was particularly active during the quarter. We closed on three mezzanine loans in the first quarter. The most recent was the acquisition of a senior mezzanine loan secured by a 29-hotel portfolio of full and select-service hotels owned by JER Partners. This loan was acquired in conjunction with our Prudential joint venture, which resulted in an AHT investment of $17.5 million. Including our promote, the discounted purchase and the forward curve the loan is expected to yield 18.3% unleveraged to us.
We also acquired at a discount one B-note mortgage loan and a mezzanine loan with a total face value of $45 million. The first loan purchased at a $5 million discount, which is secured by the Ritz-Carlton Key Biscayne, has a projected yield to maturity of 12.5%. The second loan, which is secured by the Hotel La Jolla, bears interest at 900 basis points over LIBOR. Both loans were purchased outside our Prudential joint venture.

The mezzanine loan market remains very attractive to us. Most of the current opportunities are acquisitions of existing hotel paper on the books that lenders are looking to sell at a discount, sometimes with seller financing. There is very little new origination in the marketplace. Rest assured that our underwriting criteria remains very tight. Spreads available in the market are consistent with our guidelines, and there are opportunities to capture these returns at lower loan to value ratios.
In summary, we continue to believe our diversified platform and the ability to recycle capital should position us well – even during these difficult market conditions. We are doing all the right things in this market in respect to our Capital and Operating Cash Flow Strategies, including: 1) being proactive to protect the safety of our dividend with a debt swap; 2) taking steps to fix our costs through lower insurance premiums and contingency plans; 3) forming a joint venture to enhance our returns on capital, and 4) allocating capital to accretive opportunities such as mezzanine lending and stock repurchases.
We expect 2008 to present additional opportunities to put these strategies to work.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending – Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.